SIGNET ANNOUNCES REGULAR QUARTERLY CASH DIVIDEND

HAMILTON, Bermuda, June 16, 2014 – Signet Jewelers Limited (“Signet”) (NYSE and LSE: SIG), today announced that its Board of Directors has approved a regular quarterly cash dividend of $0.18 per Signet Common Share payable on August 27, 2014 to record holders of Signet Common Shares on August 1, 2014, with an ex-dividend date of July 30, 2014.

Contacts:
Investors:	James Grant, VP Investor Relations, Signet Jewelers	+1	(330)	668	5412
Press:	Alecia Pulman, ICR, Inc.	+1	(203)	682	8224

Signet Jewelers Limited is the largest specialty jewelry retailer in the US, UK, and Canada. Signet's Sterling division operates over 1,400 stores in all 50 states primarily under the name brands of Kay Jewelers and Jared The Galleria Of Jewelry. Signet's UK division operates approximately 500 stores primarily under the name brands of H.Samuel and Ernest Jones. Signet's Zale division operates over 1,600 locations in the US and Canada primarily under the name brands of Zales, People's, and Piercing Pagoda. Further information on Signet is available at

www.	signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk,

www.	zales.com, and www.peoplesjewellers.com.